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                     [Letterhead of Weil, Gotshal & Manges]

                                                                       EXHIBIT 5

                               February 14, 1995

The Board of Directors
Pfizer Inc.
235 East 42nd Street
New York, New York 10017

Gentlemen:

    We have acted as counsel to Pfizer Inc., a Delaware corporation ("Pfizer"), in connection with the preparation and filing with the Securities and Exchange Commission of Pfizer's Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to a maximum of 2,211,574 shares of common stock, par value $.10 per share (the "Common Stock"), of Pfizer that may be issued pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of October 31, 1994 (the "Merger Agreement"), among Pfizer, NAMIC U.S.A. Corporation and Dart Acquisition Corporation, on the terms and subject to the conditions described in the Proxy Statement/Prospectus (the "Proxy Statement/Prospectus") included in the Registration Statement.

    In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the Merger Agreement, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of Pfizer, and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

    In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of Pfizer and upon the representations and warranties of Pfizer contained in the Merger Agreement.

    Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the shares of Common Stock to be issued pursuant to the Merger Agreement have been duly authorized by all necessary corporate action of Pfizer and, when issued and delivered in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and nonassessable.

    The opinions expressed herein are limited to the laws of the State of New York, the corporate laws of the State of Delaware and the federal laws of the United States, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

    We hereby consent to the use of this letter as an exhibit to the Registration Statement and to reference to our firm under the heading "Legal Matters" in the Proxy Statement/Prospectus.

    We further consent to the use of this letter as an exhibit to applications to the securities commissioners of various states of the United States for registration or qualification of the shares of Common Stock under the securities laws of such states.

    The opinions expressed herein are rendered solely for your benefit in connection with the transactions described herein. Those opinions may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency or quoted, cited or otherwise referred to without our prior written consent except as noted above.

                                          Very truly yours,

                                          /s/ Weil, Gotshal & Manges
                                          Weil, Gotshal & Manges